EXHIBIT (d)(1)(b)

Amended and Restated Schedule A

to the Investment Advisory Agreement between

Calvert Impact Fund, Inc. and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated December 31, 2016 between Calvert Impact Fund, Inc. and Calvert Research and Management (the “Adviser”) is hereby amended and restated as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual advisory fee as shown below.

Calvert Small-Cap Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.68%

Calvert Global Energy Solutions Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.75%

Calvert Global Water Fund
Average Daily Net Assets for the Month	Annual Fee Rate
Up to and including $250 million	0.75%
Over $250 million	0.70%

Calvert Green Bond Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.25%

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 1st day of February, 2019.

Calvert Impact Fund, Inc.	Calvert Research and Management

/s/ Maureen A. Gemma	/s/ Katy D. Burke
Name: Maureen A. Gemma	Name: Katy Burke
Title: Vice President	Title: Vice President